UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 20, 2011

Date of Report (Date of earliest event reported)

WEBMD HEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-51547	20-2783228
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Eighth Avenue

New York, New York 10011

(Address of principal executive offices, including zip code)

(212) 624-3700

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 20, 2011, the Compensation Committee of the Board of Directors of WebMD Health Corp. approved an increase in the annual salary of Martin J. Wygod, Chairman of the Board of WebMD, from $120,000 to $490,000. The Compensation Committee approved the increase in light of Mr. Wygod’s increased involvement in operational management and related activities.

* * * * * * *

On September 25, 2011, the Compensation Committee of the Board of Directors of WebMD made grants, as described below, of:

•	non-qualified options to purchase WebMD Common Stock at an exercise price of $29.44 (the closing price of WebMD Common Stock on September 23, 2011); and

•	shares of restricted WebMD Common Stock.

The grants were made under WebMD’s Amended and Restated 2005 Long-Term Incentive Plan (the “2005 Plan”). Both the option grants and the restricted stock grants are scheduled to vest over a four year period, with 25% scheduled to vest on each of the first, second, third and fourth anniversaries of the date of grant. The options are scheduled to expire on the tenth anniversary of the date of grant. The amounts granted to individual executive officers were as follows:

Named Executive Officer	Title	Number of Shares Underlying Option Grant	Number of Shares of Restricted Stock
Wayne T. Gattinella	Chief Executive Officer	75,000	35,000

Anthony Vuolo	Chief Operating Officer and Chief Financial Officer	70,000	27,500

Martin J. Wygod	Chairman of the Board	350,000	—

In addition, Kevin M. Cameron, a member of WebMD management who is also a member of its Board of Directors, was granted options to purchase 60,000 shares of WebMD Common Stock and 22,500 shares of restricted WebMD Common Stock.

The following terms apply to the grants made to Messrs. Cameron, Gattinella and Vuolo on September 25, 2011:

•

if, after the first anniversary of the occurrence of a Change of Control (as defined in the 2005 Plan), he resigns for any reason or is terminated without cause (a) the options granted to him will continue to vest and remain outstanding, as if he remained in the employ of WebMD, for a period of two years from the date of termination (but in no event longer than the expiration of the original term of such options) and (b) vesting of the restricted stock that would have occurred within two years from the date of termination will accelerate to the date of termination; and

•

if his employment is terminated by WebMD without cause or by him for good reason before the first anniversary following a Change of Control, (a) the options granted to him will continue to vest and remain outstanding, as if he remained in the employ of WebMD, for a period of three years from the date of the Change of Control (but in no event longer than the expiration of the original term of such options) and (b) vesting of the restricted stock that would have occurred within three years from the date of the Change of Control will accelerate to the date of termination.

The following terms apply, pursuant to the existing employment agreement between WebMD and Mr. Wygod, to the grant made to Mr. Wygod on September 25, 2011:

•

if his employment is terminated by WebMD without cause, by Mr. Wygod for good reason or as a result of death or disability, the vesting of the options would accelerate and his options would remain outstanding for three years (but in no event longer than the expiration of the original term); and

•

upon a change in control of WebMD, the vesting of the options would accelerate and, if his employment terminates for any reason (other than cause) thereafter, the options will remain outstanding through the expiration of their term.

Mr. Wygod has also waived his rights to 7,133 shares from the grant of 100,000 shares of restricted stock made to him on February 11, 2011. The grant, when made, had inadvertently exceeded the applicable per employee annual limit on grants of restricted stock under the terms of the 2005 Plan. No portion of the grant had vested prior to such waiver.

As used in the above descriptions, the terms “cause” and “good reason” have the meanings given to them in the respective employment agreements between the individuals and WebMD, except that following a Change of Control, “good reason” shall not include, with respect to Messrs. Cameron, Gattinella and Vuolo, changes in the individual’s duties, titles or responsibilities that are solely attributable to the Change in Control.

To the extent required by Item 5.02 of Form 8-K, the following are incorporated by reference into this Current Report pursuant to General Instruction B.3 of Form 8-K:

•

the descriptions of the employment agreements between WebMD and each of Messrs. Gattinella, Vuolo and Wygod contained in the Proxy Statement, filed by WebMD on August 15, 2011, under the heading “Executive Compensation – Employment Agreements with Named Executive Officers”;

•

the description of the employment agreement between WebMD and Mr. Cameron contained in the Proxy Statement, filed by WebMD on August 15, 2011, under the heading “Executive Compensation – Compensation of Kevin Cameron”; and

•

the description of the 2005 Plan contained in the Proxy Statement, filed by WebMD on September 17, 2010, under the heading “Proposal 2 – Amendment to the Amended and Restated 2005 Long-Term Incentive Plan – Summary of the WebMD 2005 Plan.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBMD HEALTH CORP.

Dated: September 26, 2011	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

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